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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           (AMENDMENT NO.         )*
                                          ---------


                                 DYNAMEX, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  26784F-10-3
                  --------------------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP No. 26784F-10-3                 13G                            Page 2 of 6



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Preferred Risk Mutual Insurance Company

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) /  /
                                                             (b) /  /

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION


      Iowa
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF                  336,116

           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   0
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING                  336,116

           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH
                                     0

-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      336,116

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]



--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.0%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO

--------------------------------------------------------------------------------



                     SEE INSTRUCTIONS BEFORE FILLING OUT!



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CUSIP NO. 26784F-10-3                                                Page 3 of 6


                                   ITEM 1(a)

Name of Issuer: Dynamex Inc.

                                   ITEM 1(b)

Address of Issuer's Principal Executive Offices:  2630 Skymark Avenue, Suite 610
                                                  Mississauga, Ontario L4W 5A4

                                   ITEM 2(a)

Name of Person Filing: Preferred Risk Mutual Insurance Company

                                   ITEM 2(b)

Address of Principal Business Office or, of none, Residence:

                                                  1111 Ashworth Road
                                                  West Des Moines, IA 50265-3538

                                   ITEM 2(c)

Citizenship: Iowa

                                   ITEM 2(d)

Title of Class of Securities: Common Stock, $.01 par value

                                   ITEM 2(e)

CUSIP Number: 26784F 10 3

                                     ITEM 3

If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)     [ ]      Broker or Dealer registered under Section 15 of the
                          Act
         (b)     [ ]      Bank as defined in section 3(a)(6) of the Act
         (c)     [ ]      Insurance Company as defined in section 3(a)(19) of
                          the Act
         (d)     [ ]      Investment Company registered under section 8 of the
                          Investment Company Act
         (e)     [ ]      Investment Adviser registered under section 203 of
                          the Investment Advisers Act of 1940
         (f)     [ ]      Employee Benefit Plan, Pension Fund which is subject
                          to the provisions of the Employee Retirement Income
                          Security Act of 1974 or Endowment Fund; see Section
                          240.13d-1(b)(1)(ii)(F)
         (g)     [ ]      Parent Holding Company, in accordance with Section
                          240.13d-1(b)(ii)(G) (Note: See Item 7)
         (h)     [ ]      Group, in accordance with Section
                          240.13d-1(b)(1)(ii)(H)
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CUSIP NO. 26784F-10-3                                                Page 4 of 6


                                     ITEM 4

Ownership.

         (a)     Amount Beneficially Owned: 336,116

         (b)     Percent of Class:         5%

         (c)     Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote     336,116
                 (ii)  shared power to vote or to direct the vote
                 (iii) sole power to dispose or to direct the disposition of
                       336,116
                 (iv)  shared power to dispose or to direct the disposition of

                                     ITEM 5

Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner or more than five percent of the class of securities, check the following[ ].

                                     ITEM 6

Ownership of More than Five Percent on Behalf of Another Person.

         168,056 of the shares beneficially owned by Preferred Risk Mutual Insurance Company are directly owned by its affiliate, Preferred Risk Life Insurance Company.

                                     ITEM 7

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         Not applicable.

                                     ITEM 8

Identification and Classification of Members of the Group.

         Not applicable.

                                     ITEM 9

Notice of Dissolution of Group.

         Not applicable.
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CUSIP NO. 26784F-10-3                                                Page 5 of 6



Signature.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:     January 21, 1997

Signature:       PREFERRED RISK MUTUAL INSURANCE COMPANY


                 By:  /s/    BRIAN J. HUGHES
                      ----------------------------------
                      Brian J. Hughes, Vice President -
                      Investments